EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
February 24, 2015	fcooper@tollbrothersinc.com

TOLL BROTHERS REPORTS FY 2015 1ST QTR RESULTS

Horsham, PA, February 24, 2015 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for its first quarter ended January 31, 2015.

FY 2015 First Quarter Financial Highlights:

•	FY 2015’s first quarter net income was $81.3 million, or $0.44 per share, compared to net income of $45.6 million, or $0.25 per share, in FY 2014’s first quarter.

•	Pre-tax income was $124.0 million, compared to pre-tax income of $71.2 million in FY 2014’s first quarter.

•
Revenues of $853.5 million and home building deliveries of 1,091 units rose 33% in dollars and 18% in units, compared to FY 2014’s first quarter. The average price of homes delivered was $782,300, compared to $693,600 in FY 2014’s first quarter.

•
Net signed contracts of $873.2 million and 1,063 units rose 24% in dollars and 16% in units, compared to FY 2014’s first quarter. The average price of net signed contracts was $821,500, compared to $766,100 in FY 2014’s first quarter.

•
Backlog of $2.74 billion and 3,651 units rose 2% in dollars and was approximately flat in units, compared to FY 2014’s first-quarter-end backlog. The average price of homes in backlog was $750,300, compared to $732,900 at FY 2014’s first-quarter end. At FY 2015’s first-quarter end, the Company also had a backlog of $295.8 million and 128 units in unconsolidated home building joint ventures in which the Company is a 50% partner.

•	Gross margin, excluding interest and write-downs, improved to 27.3%, compared to 24.4% in FY 2014’s first quarter.

•	SG&A leverage (SG&A as a percentage of revenue) improved to 12.5%, compared to 15.2% in FY 2014’s first quarter.

•	Income from operations improved to 11.4% of revenue, compared to 4.9% of revenue in FY 2014’s first quarter.

•	Other income and Income from unconsolidated entities totaled $26.9 million, compared to $39.5 million in FY 2014’s first quarter.

•
The Company ended its first quarter with 258 selling communities, compared to 263 at FYE 2014, and 238 at FY 2014’s first-quarter end. The Company still projects to end FY 2015 with between 270 and 310 selling communities.

•	At FY 2015’s first-quarter end, the Company had approximately 45,300 lots owned and optioned, compared to approximately 47,200 at FYE 2014 and approximately 51,200 one year ago.

•
In updating its guidance, the Company now expects to deliver between 5,200 and 6,000 homes in FY 2015 at an average price of $725,000 to $760,000, compared to previous guidance of 5,000 to 6,000 homes at an average price of $710,000 to $760,000. This compares to 5,397 deliveries in FY 2014 at an average price of $725,000.

•	The Company, as per prior guidance, projects full FY 2015 gross margins (pre-interest and pre-impairments) of approximately 26%, which is consistent with FY 2014.

Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “Momentum continues to build as we begin the spring selling season. In our first quarter, we achieved 24% growth in the dollar value of signed contracts. Since the start of the second quarter, the number of signed contracts is up 13%.
“We continue to benefit from our ongoing geographic diversification strategy. While we remain the dominant luxury builder in the suburban Washington, DC to Boston corridor, our growth in the West and South and in urban centers has expanded our brand into more locations and product lines.
“Our California presence has increased significantly with the acquisition of Shapell Homes and several other well-timed Coastal California land purchases. This quarter, California produced 29% of the value of our signed contracts at an average price of approximately $1.1 million. Texas contributed 11% of the value of contracts with the Dallas division the main contributor. Our City Living division contributed 5% of the value of contracts at an average unit price of $2.3 million.

“We are optimistic about earnings growth in FY 2016. This guidance is based on the high quality of our land positions, continued strong sales, particularly in California, and projected delivery growth from City Living buildings in New York City in FY 2016.”
Martin P. Connor, Toll Brothers’ chief financial officer, stated: “Our gross margin, SG&A leverage and operating margin all improved significantly this quarter compared to one year ago. Our first quarter gross margin was particularly strong, due to a large number of high-priced deliveries from our Hoboken and New York City Living divisions.
“Subject to our normal caveats regarding forward-looking statements, we offer the following guidance: We project full FY 2015 (pre-interest and pre-impairment) margins to be approximately 26%, consistent with our previous guidance. In our second quarter, we project delivering approximately 32% of units from our first-quarter-end backlog at an average price of $720,000 to $740,000. With three months of sales behind us, we are updating our delivery guidance for the full FY 2015 to a range of 5,200 to 6,000 homes at an average price of $725,000 to $760,000, compared to our previous guidance of a range of 5,000 to 6,000 homes at an average price of $710,000 to $760,000. We still expect to end FY 2015 with between 270 and 310 communities as we position the Company for future growth.”
Robert I. Toll, executive chairman, stated: “We are encouraged by the latest data from the Labor Department indicating strong job and wage growth momentum and also the Census Bureau’s recent monthly reports showing solid growth in household formations, all of which are good for housing demand.
“More jobs and better jobs should boost household formations and provide a basis for stronger housing demand. With the latest release from the National Association of Realtors citing home price appreciation, our buyers, who often are selling a home to move up, will have more money to invest in their new home and more potential customers to buy their existing home. Another positive data point comes from the Conference Board, which said consumer confidence in January reached its highest level since August 2007. We believe these positive macroeconomic trends, coupled with recent Federal initiatives to increase mortgage availability, should support housing’s recovery.”
Doug Yearley stated: “Last week, Toll Brothers was recognized as the Most Admired Home Builder in Fortune magazine’s annual survey of the World’s Most Admired Companies. This recognition speaks not only to the quality of our homes and communities, but also to the core of our business culture, our financial strength, our personnel, and our corporate management strategy. We salute all our Toll Brothers colleagues for their tremendous commitment to our customers and the hard work that led to this honor.”
Bob Toll continued: “We were also recently named America’s Most Trusted Home Builder™ from among 133 U.S. home builders, based on a study of 43,200 new home shoppers in the nation’s top 27 housing markets conducted by Lifestory Research. Since Toll Brothers began back in 1967, we have sought to build a brand whose foundations are quality and trust. I believe we have succeeded. Congratulations to all our Toll Brothers associates on these significant awards.”
Toll Brothers’ financial highlights for the FY 2015 first quarter ended January 31, 2015 (unaudited):

▪	FY 2015’s first-quarter net income was $81.3 million, or $0.44 per share diluted, compared to FY 2014’s first-quarter net income of $45.6 million, or $0.25 per share diluted.

▪
FY 2015’s first-quarter pre-tax income was $124.0 million, compared to FY 2014 first-quarter pre-tax income of $71.2 million. FY 2015’s first-quarter results included pre-tax inventory write-downs totaling $1.1 million ($0.9 million attributable to operating communities and $0.2 million attributable to future communities). FY 2014’s first-quarter results included pre-tax inventory write-downs of $2.0 million ($1.3 million attributable to an operating community and $0.7 million attributable to future communities).

▪	FY 2015’s first-quarter total revenues of $853.5 million and 1,091 units increased 33% in dollars and 18% in units from FY 2014’s first-quarter total revenues of $643.7 million and 928 units.

▪
The Company’s FY 2015 first-quarter net signed contracts of $873.2 million and 1,063 units, increased 24% in dollars and 16% in units, compared to FY 2014’s first-quarter net signed contracts of $701.7 million and 916 units.

▪
On a per-community basis, FY 2015’s first-quarter net signed contracts was 4.09 units per community, compared to first quarter totals of 3.95 in FY 2014, 4.34 in FY 2013, 2.86 in FY 2012 and 2.81 in FY 2011.

▪
In FY 2015, first-quarter-end backlog of $2.74 billion and 3,651 units increased 2% in dollars and was approximately flat in units, compared to FY 2014’s first-quarter-end backlog of $2.69 billion and 3,667 units.

▪
Excluding write-downs and interest, FY 2015’s first-quarter gross margin improved to 27.3% from 24.4% in FY 2014’s first quarter. FY 2015’s first-quarter gross margin, including write-downs and interest, improved to 23.8% from 20.1% in FY 2014’s first quarter.

▪	Interest included in cost of sales declined to 3.3% of revenue in FY 2015’s first quarter from 4.0% in FY 2014’s first quarter.

▪	SG&A as a percentage of revenue improved to 12.5%, compared to 15.2% in FY 2014’s first quarter.

▪	Income from operations of $97.1 million represented 11.4% of revenues in FY 2015’s first quarter, compared to $31.8 million and 4.9% of revenues in FY 2014’s first quarter.

▪
Other income and Income from unconsolidated entities in FY 2015’s first quarter totaled $26.9 million, including an $8.1 million gain from the sale of home security accounts to a third party by the Company’s wholly-owned Westminster Security Company, compared to $39.5 million in FY 2014’s same quarter, which included $23.5 million related to the sale of two shopping centers in which Toll Brothers was a 50% partner.

▪
FY 2015’s first-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 5.6%, compared to 7.0% in FY 2014’s first quarter. As a percentage of beginning-quarter backlog, FY 2015’s first-quarter cancellation rate was 1.7%, compared to 1.9% in FY 2014’s first quarter.

▪
In FY 2015’s first quarter, unconsolidated home building joint ventures in which the Company is a 50% partner delivered 27 units totaling $19.3 million of revenues, compared to 15 units totaling $11.6 million of revenues in the first quarter of FY 2014. The Company recorded its share of the results from these entities’ operations in “Income from Unconsolidated Entities” on the Company’s Statements of Operations.

▪
In FY 2015’s first quarter, unconsolidated home building joint ventures in which the Company is a 50% partner signed 20 contracts for $30.7 million, compared to 11 contracts for $7.8 million in FY 2014’s first quarter.

▪
At January 31, 2015, unconsolidated home building joint ventures in which the Company is a 50% partner had a backlog of $295.8 million and 128 units, compared to $42.4 million and 58 units at January 31, 2014.

▪
The Company ended its FY 2015 first quarter with $511 million in cash and marketable securities, compared to $598 million at FYE 2014, and $1.20 billion at FY 2014’s first-quarter end. At FY 2015’s first-quarter end, the Company had $933 million available under its $1.035 billion, 15-bank credit facility, which matures in August 2018.

▪	The Company’s Stockholders’ Equity at FY 2015’s first-quarter end increased 9.4% to $3.96 billion, compared to $3.62 billion at FY 2014’s first-quarter end.

▪
The Company ended its FY 2015 first quarter with a net debt-to-capital ratio(1) of 41.5%, compared to 41.3% at FYE 2014 and 34.1% at FY 2014’s first-quarter end. After the closing of the Shapell acquisition in early February 2014, the Company had a pro forma net debt-to-capital ratio of approximately 47.0%.

▪	During the first quarter of FY 2015, the Company repurchased approximately 201,000 shares of its common stock at an average price of $31.08 for a total purchase price of $6.2 million.

▪
The Company ended FY 2015’s first quarter with approximately 45,300 lots owned and optioned, compared to 47,200 one quarter earlier, 51,200 one year earlier and 91,200 at its peak at FY 2006’s second-quarter end. Approximately 36,100 of these 45,300 lots were owned, of which approximately 15,600 lots, including those in backlog, were substantially improved.

▪	In the first quarter of FY 2015, the Company purchased 1,352 lots for $233.9 million.

▪
The Company ended FY 2015’s first quarter on January 31, 2015, with 258 selling communities, compared to 263 at FYE 2014 and 238 at FY 2014’s first-quarter end. The Company still expects to end FY 2015 with between 270 and 310 selling communities.

▪
Based on FY 2015’s first-quarter-end backlog and the pace of activity at its communities, the Company now estimates it will deliver between 5,200 and 6,000 homes in FY 2015, compared to previous guidance of 5,000 to 6,000 units. It believes the average delivered price for FY 2015 will be $725,000 to $760,000 per home, compared to the previous guidance of $710,000 to $760,000.

▪	In the second quarter of FY 2015, the Company projects delivering approximately 32% of units from its first-quarter-end backlog at an average price of $720,000 to $740,000.

▪	The Company projects full FY 2015 gross margins (pre-interest and pre-impairments) of approximately 26%, which is consistent with FY 2014 results, excluding charges.

▪
In FY 2015’s first quarter, Gibraltar Capital and Asset Management, the Company’s wholly owned subsidiary that invests in distressed loans and real estate, reported pre-tax income of $1.0 million, compared to $3.3 million of income in FY 2014’s first quarter.

▪
At FY 2015’s first-quarter end, the Company had five rental apartment projects under construction totaling approximately 1,900 units through joint ventures in which the Company’s ownership ranges from 25% to 50%. The Company has begun leasing units in two of these projects.

(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable securities, divided by total debt minus mortgage warehouse loans minus cash and marketable securities plus stockholders' equity.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 11:00 a.m. (EST) today, February 24, 2015, to discuss these results and its outlook for FY 2015. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
The call can be heard live with an online replay which will follow. MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc., A FORTUNE 1000 Company, is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol "TOL." The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington, as well as in the District of Columbia.
Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid-, and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company purchases distressed loan and real estate asset portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management. The Company acquires and develops commercial and apartment properties through Toll Commercial and Toll Apartment Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid-, and high-rise for-sale condominiums through Toll Brothers City Living.
Toll Brothers was recently named as The Most Admired Home Building Company in Fortune magazine’s survey of the World’s Most Admired Companies for 2015. Toll Brothers was also named 2015 America’s Most Trusted Home Builder™ by Lifestory Research, an award which was based on a study of 43,200 new home shoppers in the nation’s top 27 housing markets. Toll Brothers was named 2014 Builder of the Year by Builder magazine, and is honored to have been awarded Builder of the Year in 2012 by Professional Builder magazine, making it the first two-time recipient.  Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

Forward Looking Statement
Information presented herein for the first quarter ended January 31, 2015 is subject to finalization of the Company’s regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; market and industry trends; the anticipated benefits to be realized from the consummation of the Shapell acquisition; and the related post-closing asset sales.
Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; weather conditions; the anticipated benefits to be realized from the consummation of the Shapell acquisition; and the related post-closing asset sales. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	January 31, 2015	October 31, 2014
	(Unaudited)
ASSETS
Cash and cash equivalents	$500,900	$586,315
Marketable securities	10,022	12,026
Restricted cash	17,462	18,342
Inventory	6,627,481	6,490,321
Property, construction and office equipment, net	142,096	143,010
Receivables, prepaid expenses and other assets	250,349	251,572
Mortgage loans held for sale	55,945	101,944
Customer deposits held in escrow	30,679	42,073
Investments in and advances to unconsolidated entities	463,578	447,078
Investments in distressed loans and foreclosed real estate	70,935	73,800
Deferred tax assets, net of valuation allowances	252,172	250,421
	$8,421,619	$8,416,902

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$665,652	$654,261
Senior notes	2,655,421	2,655,044
Mortgage company warehouse loan	46,559	90,281
Customer deposits	226,444	223,799
Accounts payable	222,061	225,347
Accrued expenses	577,070	581,477
Income taxes payable	65,768	125,996
Total liabilities	4,458,975	4,556,205

Equity:
Stockholders’ Equity
Common stock	1,779	1,779
Additional paid-in capital	718,195	712,162
Retained earnings	3,313,360	3,232,035
Treasury stock, at cost	(74,058)	(88,762)
Accumulated other comprehensive loss	(3,021)	(2,838)
Total stockholders' equity	3,956,255	3,854,376
Noncontrolling interest	6,389	6,321
Total equity	3,962,644	3,860,697
	$8,421,619	$8,416,902

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,
	2015	2014
Revenues	$853,452	$643,681

Cost of revenues	650,032	514,032
Selling, general and administrative expenses	106,314	97,870
	756,346	611,902

Income from operations	97,106	31,779
Other:
Income from unconsolidated entities	4,901	22,915
Other income - net	22,016	16,541
Income before income taxes	124,023	71,235
Income tax provision	42,698	25,655
Net income	$81,325	$45,580
Income per share:
Basic	$0.46	$0.26
Diluted	$0.44	$0.25
Weighted-average number of shares:
Basic	176,076	176,474
Diluted	184,107	184,888

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Three Months Ended January 31,
	2015	2014
Impairment charges recognized:
Cost of sales - land controlled for future communities	$244	$682
Cost of sales - operating communities	900	1,300
	$1,144	$1,982

Depreciation and amortization	$5,809	$5,289
Interest incurred	$40,504	$39,944
Interest expense:
Charged to cost of sales	$28,377	$25,440
Charged to other income - net	1,328	317
	$29,705	$25,757

Home sites controlled:
Owned	36,142	34,108
Optioned	9,158	17,127
	45,300	51,235

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, California, Colorado, Nevada, and Washington

	Three Months Ended January 31,
	Units		$ (Millions)		Average Price Per Unit $
	2015	2014	2015	2014	2015	2014
HOME BUILDING REVENUES
North	210	209	$132.4	$127.6	$630,600	$610,700
Mid-Atlantic	262	273	163.4	169.1	623,600	619,400
South	236	225	161.9	150.6	685,900	669,100
West	335	204	288.0	186.2	859,500	912,900
Traditional Home Building	1,043	911	745.7	633.5	714,900	695,400
City Living	48	17	107.8	10.2	2,246,200	597,400
Total consolidated	1,091	928	$853.5	$643.7	$782,300	$693,600

CONTRACTS
North	177	181	$110.6	$118.2	$625,100	$652,900
Mid-Atlantic	224	263	147.7	163.8	659,500	623,100
South	199	222	169.3	168.3	850,700	758,100
West	444	199	401.9	187.9	905,100	944,100
Traditional Home Building	1,044	865	829.5	638.2	794,600	737,800
City Living	19	51	43.7	63.5	2,301,900	1,245,700
Total consolidated	1,063	916	$873.2	$701.7	$821,500	$766,100

BACKLOG
North	845	920	$542.8	$553.1	$642,400	$601,100
Mid-Atlantic	792	892	503.9	567.7	636,200	636,500
South	926	953	730.6	691.2	789,000	725,300
West	973	670	811.1	594.8	833,600	887,800
Traditional Home Building	3,536	3,435	2,588.4	2,406.8	732,000	700,700
City Living	115	232	151.1	280.7	1,313,700	1,209,800
Total consolidated	3,651	3,667	$2,739.5	$2,687.5	$750,300	$732,900

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month periods ended January 31, 2015 and 2014, and for backlog at January 31, 2015 and 2014 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2015	2014	2015	2014	2015	2014
Three months ended January 31,
Revenues	27	15	$19.3	$11.6	$714,600	$772,100
Contracts	20	11	$30.7	$7.8	$1,533,700	$705,600

Backlog at January 31,	128	58	$295.8	$42.4	$2,311,200	$731,000